February 20, 2003







Re: Amendment to the Agency Agreement by and between/among the Advisors' Inner Circle Fund and DST Systems, Inc. with respect to the USA PATRIOT Act (the "Act")and The Anti-Money Laundering Program with respect to Mutual Funds Adopted Thereunder by the Department of The Treasury (the "Regulations"), 31 CFR Part 103, RIN 1506-AA28

Dear Customer:

As you are aware the Act and the Regulations require mutual funds to establish anti-money laundering ("AML") programs and to permit such mutual funds to delegate certain of their obligations under the Act to their transfer or service agents. In connection therewith, DST has implemented an anti-money laundering program to specify the obligations under the Act and the Regulations that DST shall accept on your behalf and to assist you to meet your obligations under the Act and the Regulations. Accordingly, DST hereby, proposes to amend the Agency Agreement between/among DST and you or each of your affiliated mutual funds, as applicable, as follows:

The Section of each such Agency Agreement that provides for the "Operation of the DST System" lists the procedures DST shall comply with in its performance of services under the Agency Agreement. Such Section of the Agency Agreement is hereby amended, as of the date first appearing herein, to add to the currently existing items included within the definition of "Procedures", DST's "Anti Money Laundering/Suspicious Activity Program" (the "Program"), a current copy of which is enclosed. As with all of its Procedures, DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function.

DST shall, upon your execution of this document, be responsible for performing and complying on your behalf with these Procedures in accordance with the terms and conditions set forth in the Agency Agreement. DST shall do so at no additional charge to you at this time if you accept the Program Procedures as set forth and this Amendment as is. However, DST reserves the right to impose a charge for such services, the amount thereof to be negotiated and mutually agreed to, if (1) its experience when administering the Program proves more burdensome than currently anticipated, (2) if modifications to DST's currently proposed Procedures are sought, or (3) if new regulations impose additional duties.

DST acknowledges that DST's agreement in the Agency Agreement to permit the examination of its activities by duly authorized federal examiners is intended to extend to, and shall extend to, permitting such federal examiners "to obtain information and records relating to DST's anti-money laundering program and to inspect DST's operations for purposes of the Program." Of course, your rights under the Agency Agreement to audit or examine DST and its operations are unaffected by this amendment except that such right shall extend to DST's performance of DST's obligations under the Program.

However, certain of the obligations imposed by the Act are not reasonably capable of performance by a transfer agent, but are more properly the province of the mutual fund itself or one of its other, affiliated or unaffiliated, service providers. Accordingly, notwithstanding the foregoing, DST's obligations shall be solely as is set forth herein and in the Program Procedures, as amended, and any of your obligations under the Act and Regulations that DST has not agreed to perform on your behalf in this Amendment shall remain your sole obligation.


 The Agency Agreement is hereby amended as provided above. Except as modified by the foregoing, the Agency Agreement remains in full force and effect.

Sincerely,



DST SYSTEMS. INC.


By:

/s/STEVE GRIEB

Name:  Steve Grieb
       -----------


Title:  Client Relations Manager
        ------------------------


ACCEPTED AND AGREED TO:


ADVISORS' INNER CIRCLE FUND


/s/ William E. Zitelli
------------------------------------
(Signatory of Authorized Signer)


William E.  Zitelli
-----------------------------------
(Printed Name of Signer)

V.P
-----------------------------------
(Title of Signer)


4/7/03
-----------------------------------
(Date of Execution)